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                                                                   Exhibit 14(b)

                                KPMG PEAT MARWICK LLP



     To the Shareholders and Board of Trustees
     The Dreyfus/Laurel Tax-Free Municipal Funds

              We consent to the use of our report dated August 18, 1995 with respect to the Dreyfus/Laurel Massachusetts Tax-Free Money Fund (one of the series comprising The Dreyfus/Laurel Tax-Free Municipal Funds) incorporated by reference in the Prospectus/Proxy Statement and to the reference to our Firm under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement to be dated December 21, 1995, in the Registration Statement (N-14) of Dreyfus Massachusetts Municipal Money Market Fund.


                                       /s/ KPMG PEAT MARWICK LLP


     New York, New York
     November 16, 1995
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